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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

EXCITE, INC. ACQUIRES CLASSIFIEDS2000, A LEADING PROVIDER OF WEB CLASSIFIEDS

Creates the single best place for consumers to search and post Classifieds on the Web

REDWOOD CITY, Calif. -- April 6, 1998 -- Excite, Inc. (NASDAQ: XCIT) today announced the acquisition of Classifieds2000, one of the Web's leading independent classifieds companies. The acquisition, which reflects the growth of the online classifieds market and person-to-person commerce on the Web, strengthens Excite's commitment to offering Web users a personalized and individual online experience. Excite will give users the ability to buy and sell their own goods and services through one of the largest databases of classifieds on the Web.

        Excite will exchange 890,000 shares of Excite common stock for all the outstanding shares of Classifieds2000, Inc. in a transaction valued at approximately $48 million. The acquisition will be accounted for as a pooling of interests. Excite will recognize all revenues and page view traffic from the company. The addition of Classifieds2000 to the Excite Network extends Excite's unduplicated corporate reach to 25.5% from 23.8%, according to Media Metrix. Half of Classified2000 audience is net incremental to the Excite Network.
(Media Metrix, February report.)

        As a division of Excite, Classifieds2000 will extend the integration of its service throughout Excite's flagship services, www.excite.com and www.webcrawler.com, to deepen the classifieds experience throughout all Excite Channels. Users can directly sell goods and services through one of the Internet's largest person-to-person online marketplaces and most comprehensive database of classified advertising.

        In addition, Classifieds2000 will continue to offer free, easy-to-use, database-driven classified advertising in eight channels (Employment, Vehicles, Real Estate, Personals, Rentals and Roommates, Computers and Software, Opportunities and Services, and General Merchandise) through its popular standalone Web site, (http://www.Classifieds2000.com) and its extensive Network of web publishing partners.

        Industry analysts forecast that the Web-based classifieds market will exceed one billion dollars by the year 2000, according to both Jupiter Communications and Forrester Research. "Classifieds is a huge business on the Web and it is only going to get bigger as the use of the Web extends to mainstream consumers," said George Bell, president and CEO, Excite, Inc. "By revenue and reach, Classifieds2000 is clearly the leader in this space and we are preparing for the future now. Building on our aggressive electronic commerce strategy, Excite will let individuals sell goods and service to the global Internet community the way that our Excite Shopping Search lets users find and buy exactly what they want on the Web."



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        "The increased resources and distribution of Excite, coupled with the strength and widespread acceptance of the Classifieds2000 Network, gives us an even greater opportunity to serve the needs of the growing market for person-to-person commerce and direct, one-to-one marketing," said Sani El-Fishawy, president and CEO of Classifieds2000. "We remain committed to our network partners, our advertising partners and of course our active, loyal user-base. With this strategic merger, the combined leverage of our two companies creates an even strong electronic marketplace that will provide a wider audience of Internet users with the resources they need to buy a car or a house, rent an apartment, find a job, or exchange goods or services online for a long time to come."

About Classifieds2000

        Based in Sunnyvale, CA, Classifieds2000 Inc. is the leading provider of comprehensive classified advertising and distribution on the Internet. Through its standalone Web site, http://www.Classifieds2000.com and its extensive Classifieds2000 Network, the company offers free, easy-to-use, database-driven classified advertising in eight channels (Employment, Vehicles, Real Estate, Personals, Rentals and Roommates, Computers and Software, Opportunities and Services, and General Merchandise.) With more than 1.5 million listings, Classifieds2000 is one of the largest marketplaces on the Web today.

About Excite, Inc.

        Founded in 1994, Excite, Inc. is a global media company offering consumers a free online service with a simple front end to the Internet and extensive personalization capabilities, and advertisers the best one-to-one marketing services available online. The Excite Network consists of two of the largest brands on the Web, Excite (www.excite.com) and WebCrawler (www.webcrawler.com), and its subsidiaries; MatchLogic, Inc., Excite Japan Co., Ltd. and Excite UK, Ltd.. Localized versions of Excite are available in France, Germany, the UK, The Netherlands, Sweden, Japan and Australia. Based in Redwood City, Calif., Excite, Inc. (NASDAQ: XCIT) has strategic relationships with America Online, Inc., Apple Computer, Inc., CUC Investments Inc., Intuit Inc., Netscape Communications Corp., Prodigy Services Corporation and Tribune Company.

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Press Contacts:

Excite, Inc.
Melissa Walia
Excite, Inc.
(650) 569-2213
melissa@excite.com

Classifieds2000
The New Media
Group @ Waggener Edstrom



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Therese Wells
theresew@wagged.com
(425) 637-9097, Ext. 5166


NOTE: Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements, including the forward looking statement concerning Classifieds2000's operations, involve significant risks and uncertainties including, without limitation: risk related to the consummation of Excite's acquisition of Calssifieds2000; risks involved in Excite assimilating Classifieds2000's operations; risks related to the acceptance by Classifieds2000's advertising customers and network partners of Classifieds2000 being owned by Excite; and risks related to Excite's ongoing success, as detailed in Excite's most recent reports on Forms 10-K and 10-Q (as amended), on file with the SEC.



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